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                                        NORTHEAST UTILITIES AND S  Exhibit G.2
                                        FINANCIAL DATA SCHEDULE  (As corrected)
                                        AS OF SEPTEMBER 30, 1996
                                        (THOUSANDS OF DOLLARS)

                                                                   PRO FORMA
                                                                 GIVING EFFECT
ITEM                                                              TO PROPOSED
  #              DESCRIPTION                     PER BOOK         TRANSACTION
  1  Total Net Utility Plant                      6,788,878          6,788,878
  2  Other Property and Investments                 557,288            557,288
  3  Total Current Assets                         1,019,885          1,019,476
  4  Total Deferred Charges                       2,028,428          2,028,428
  5  Balancing amount for Total Assets                    0                  0
  6  Total Assets                                10,394,479         10,394,070
  7  Common Stock                                   680,260            680,260
  8  Capital Surplus, Paid In                       941,205            941,205
  9  Retained Earnings                              941,341            941,095
 10  Total Common Stockholders Equity             2,381,084          2,380,838
 11  Preferred Stock Subject to Mandatory Rede      276,000            276,000
 12  Preferred Stock Not Subject to Mandatory       169,700            169,700
 13  Long Term Debt, Net                          3,688,530          3,688,530
 14  Short Term Notes                                     0                  0
 15  Notes Payable                                   15,000             15,000
 16  Commercial Paper                                     0                  0
 17  Long Term Debt-Current Portion                 279,513            279,513
 18  Preferred Stock-Current Portion                  1,500              1,500
 19  Obligations Under Capital Leases               187,095            187,095
 20  Obligations Under Capital Leases-Current        19,189             19,189
 21  Balancing amount of Capitalization and Li    3,376,868          3,376,704
 22  Total Capitalization and Liabilities        10,394,479         10,394,070
 23  Gross Operating Revenue                      3,836,054          3,836,054
 24  Federal and State Income Taxes Expense         156,853            156,689
 25  Other Operating Expenses                     3,252,035          3,252,035
 26  Total Operating Expenses                     3,408,888          3,408,724
 27  Operating Income (Loss)                        427,166            427,330
 28  Other Income (Loss), Net                        30,549             30,341
 29  Income Before Interest Charges                 457,715            457,671
 30  Total Interest Charges                         281,604            281,806
 31  Net Income                                     176,111            175,865
 32  Preferred Stock Dividends                       33,683             33,683
 33  Earnings Available For Common Stock            142,428            142,182
 34  Common Stock Dividends                         200,027            200,027
 35  Total Annual Interest Charges on All Bond      290,820            290,820
 36  Cash Flow From Operations                            0                  0
 37  Earnings Per Share-Primary                        1.12               1.11
 38  Earnings Per Share-Fully Diluted                  1.12               1.11
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